UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: March 2, 2011
DATE OF EARLIEST EVENT REPORTED: February 24, 2011

000-53725
(Commission file number)

 Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014
(Address of principal executive offices)

(281) 453-2888
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

In January 2011, Blast Energy Services, Inc. (the “Company”, “Blast”, “we” or “us”) entered into the Farmout Agreement by and between Blast, Solimar Energy LLC and Neon Energy Corporation (the “Farmout Agreement”) pursuant to which Blast agreed to pay 66-2/3 percent (66.67%) of the costs to drill and complete an initial planned well (the “Test Well”) in the Guijarral Hills Field, located in the San Joaquin basin of central California (the “Project”). After the drilling of the Test Well, Blast will earn a 50% working interest, with a net revenue interest of 38% in the entire Project’s acreage position and will be expected to participate and contribute at 50% on all costs toward any additional wells that may be drilled in the Project.

The estimated gross cost to drill the Test Well to its approximate total depth of 10,500 feet is approximately $2.5 million (with $1.95 million attributable to drilling the well and $0.55 million attributable to completion and production testing). Under the terms of the Farmout Agreement, Blast will pay approximately $1.54 million of this cost, of which $100,000 has previously been advanced and $1.4 million was paid through the funding of the First Note, described below. If the Test Well is successful, Blast will then pay its 66-2/3% promoted share toward the additional costs needed to bring the Test Well into production. Blast intends to pay such completion costs through proceeds received on the Second Note, described below.  After the initial Test Well is drilled, whether successful or not, Blast will participate in future drilling activities within the Project at a 50% working interest (subject to the Investor’s rights under the Royalty Payment Letter and Trident’s rights below).

On February 24, 2011 (the “Closing”), Blast entered into a Note Purchase Agreement (the “Purchase Agreement”) and related agreements (as described below) with a Third Party (the “Investor”).  Pursuant to the Purchase Agreement, Blast agreed with the Investor to enter into Secured Promissory Notes in the aggregate principal amount of up to $2,522,111 (the “Notes”), with a Senior Secured Promissory Note in the amount of $2,111,111 (the “First Note”) delivered to the Investor at the Closing.

Purchase Agreement

Pursuant to the Purchase Agreement, Blast agreed to undertake certain requirements and to certain restrictions while the Notes are outstanding. These requirements and restrictions, among other things, include:
-	to continue to file reports with the Securities and Exchange Commission (the “Commission”);
-	not pay any dividends, make any distributions or redeem any securities;
-	not permit any liens on any of its assets (other than those already approved by the Investor) or incur any additional liabilities (unless subordinated to amounts owed to the Investor);
-	not enter into any merger, sale or acquisition agreements; and,
-	maintain a minimum cash bank balance of $100,000, with some flexibility as it relates to funding costs for the Test Well.

Additionally, Blast granted the Investor a right of first refusal to provide Blast with additional funding on such terms and conditions as Blast may receive from third parties, until the later of (a) one year from the date that the Notes are repaid in full; or (b) such time as Blast ceases paying a Royalty to the Investor pursuant to the Royalty Agreement (described below).

Blast also agreed that if the Test Well fails to achieve an initial production average of at least 350 barrels of oil equivalent per day for the 30-day period commencing on the first day on which the Test Well is at full production, Blast would issue to the Investor a common stock purchase warrant to purchase up to 12,000,000 shares of Blast’s common stock (the “Warrant”).  The Warrant will have a term of two years, and provide for cashless exercise rights in the event the shares of common stock issuable upon exercise of the Warrant are not registered with the Commission.  The Warrant will also contain certain anti-dilution provisions and will have an exercise price, in the event it is granted, equal to the weighted average of the trading price of Blast’s common stock over the ten day period prior to the grant date.

First Note

Blast delivered to the Investor the First Note in the amount of $2,111,111 at the Closing. Blast paid an original issue discount to the Investor on the First Note of 10%, or $211,111 (the “Original Issue Discount”).  The First Note accrues interest at the rate of ten percent (10%) per annum, payable on the first day of each month beginning in March 2011, and has a maturity date of February 24, 2012.  Blast also agreed to pay the Investor an exit fee at such time as the First Note is paid in full of twelve percent (12%) of the amount of such repayment (the “Exit Fee”). However, this Exit Fee will be waived by the Investor if the Test Well achieves an initial production average of at least 350 barrels of oil equivalent per day for the 30-day period commencing on the first day on which the Test Well is at full production.

The proceeds from the First Note were used by Blast (i) to repay in full the indebtedness owed to Sun Resources Texas, Inc. under an outstanding promissory note (as described in greater detail in the Form 8-K/A filed by Blast on December 7, 2010); (ii) to fund Blast’s portion of the Test Well under the terms of the Farmout Agreement; and (iii) to pay fees and expenses incurred in connection with the Closing, including the payment of the Original Issue Discount and reimbursement of legal fees incurred by the Investor in connection with the Closing.

Blast anticipates using the proceeds from the execution of the additional Senior Secured Promissory Note in the amount of $411,000 (the “Second Note”).  The Second Note will have substantially similar terms as the First Note.

Guaranty and Security Agreement

The repayment of the amounts loaned to Blast by the Investor under the First Note and agreed to be loaned pursuant to the terms of the Purchase Agreement under the Second Note (the “Loans”) was guarantied by Blast’s wholly-owned subsidiaries Eagle Domestic Drilling Operations LLC (“Eagle”) and Blast AFJ, Inc. (“Blast AFJ”).  Additionally, Blast, Eagle and Blast AFJ each entered into a Security Agreement in favor of the Investor, pursuant to which such parties provided the Investor a first prior security interest in all of their tangible and intangible assets, including equipment, intellectual property and personal and real property as collateral to secure the repayment of the Loans (the “Security Agreement”).  Additionally, Berg McAfee Companies, LLC (“Berg McAfee”) agreed, pursuant to its entry into a Subordination and Intercreditor Agreement with Blast, to subordinate the repayment of the $1,120,000 principal amount of the Secured Promissory Note owed by Blast to Berg McAfee to the repayment of the Loans and the Investor’s security interest granted pursuant to the Security Agreement.

Stock Purchase Agreement

As additional security for the repayment of the Loans, and pursuant to a Stock Purchase Agreement, Blast sold to the Investor one (1) share of its newly designated Series B Preferred Stock (described in greater detail below under “Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year”), in consideration for $100, which entitles the Investor to consent to and approve Blast’s or any of its subsidiaries entry into any bankruptcy proceeding, consent to the appointment of a receiver, liquidator or trustee or the assignment by Blast or any of its subsidiaries for the benefit of any creditors.

Royalty Payment Letter

As additional consideration for the Investor agreeing to make the Loans, Blast agreed pursuant to a Royalty Payment Letter (the “Royalty Payment Letter”), to pay the Investor 30% of all amounts earned (the “Royalty”) by Blast under the Test Well; provided however, that should the Test Well achieve an initial production average equal to or greater than 400 barrels of oil equivalent per day for the period commencing on the first day on which the Test Well is at full production and ending on the 30th day thereafter Blast’s obligation under the Royalty Payment Letter is limited to 30% of Blast’s earnings on only 400,000 gross barrels of production, from such wells (which may or may not include the Test Well) as Blast may determine in its sole discretion. Amounts earned by Blast in connection with the Test Well are deemed to include, without limitation, amounts earned from the sale, assignment, transfer or other disposition by Blast of any interest in the Test Well.

Placement Agreement

In November 2010, Blast entered into a non-exclusive Placement Agent Agreement with Trident Partners Ltd. (“Trident” and the “Placement Agreement”). Pursuant to the Placement Agreement, Trident agreed to assist Blast in raising capital in a private offering.  In consideration for such assistance, Blast agreed to grant to certain principals of Trident fully vested warrants, exercisable for one year from the date of the agreement, to purchase up to 750,000 shares of Blast’s common stock at an exercise price of $0.01 per share.  Additionally, Blast agreed to provide Trident a cash fee of 10% of the proceeds received from the sale of any equity or equity-linked securities to any party introduced by Trident (each an “Investor”); warrants to purchase shares of common stock equal to 10% of the total number of shares of common stock sold or granted in connection with any funding (on similar terms as the Placement Warrants); and Blast agreed to grant Trident a net revenue interest equal to 10% of any interest Blast provided to any Investors in any closing (the “Placement Fees”).  The requirement to pay the Placement Fees in connection with any subsequent investment by an Investor continues in effect for 12 months following the expiration of the Placement Agreement, which Placement Agreement had a term of three months.

The descriptions of the various Closing documents described above are qualified in all respects by the actual terms, conditions and provisions of such documents, which are included as exhibits to this Report.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

At the Closing, Blast delivered to the Investor the First Note in the amount of $2,111,111 and the Investor agreed to loan an aggregate of $2,522,111 in Notes pursuant to the terms of the Purchase Agreement, described above.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

In November 2010, in connection with Blast’s entry into the Placement Agreement, Blast granted certain affiliates of Trident, warrants, exercisable for one year from the date of the agreement, to purchase up to 750,000 shares of Blast’s common stock at an exercise price of $0.01 per share.  In January 2011, the holders of the Trident Warrant exercised Warrants to purchase 600,000 shares of common stock and purchased 600,000 shares of Blast’s restricted common stock in consideration for $6,000.

In February 2011, Blast entered into the Purchase Agreement and delivered to the Investor the First Note (as described above).

In February 2011, Blast sold to the Investor one (1) share of Series B Preferred Stock (described and defined below) in connection with and pursuant to the Stock Purchase Agreement (described above).

Blast claims an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”) for the above grant, issuance and sale, since the transactions involving such grant, issuance and sale did not involve a public offering, the recipients took the securities for investment and not resale, and Blast took appropriate measures to restrict transfer.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On February 2, 2011, Blast’s Board of Directors approved the filing of a Certificate of Designations of Blast’s Series B Preferred Stock (the “Designation”), which Designation was filed with the Secretary of State of Texas on February 3, 2011.  The Designation provides for the designation of one (1) share of Series B Preferred Stock, which was subsequently issued to the Investor in connection with the Closing (described above)(the “Series B Preferred Stock”).  The Series B Preferred Stock has a value of $100; has no rights to dividends; has a liquidation preference of $100; is redeemable by Blast at any time for $100 in the event the Loans are repaid in full; and has the right to vote one (1) share on all shareholder matters; provided that the Series B Preferred Stock also has the right to approve Blast’s or any of its subsidiaries entry into any bankruptcy proceeding, consent to the appointment of a receiver, liquidator or trustee or the assignment by Blast or any of its subsidiaries for the benefit of any creditors.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

3.1*	Certificate of Designation of Blast’s Series B Preferred Stock
10.1*	Note Purchase Agreement
10.2*	Senior Secured Promissory Note (First Tranche)
10.3*	Guaranty
10.4*	Security Agreement
10.5*	Stock Purchase Agreement
10.6*	Royalty Payment Letter
10.7*	Subordination and Intercreditor Agreement
10.8*	Placement Agent Agreement
* Filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blast Energy Services, Inc.

By:	/s/ Michael L. Peterson
Michael L. Peterson
Interim President and CEO

Date: March 2, 2011